UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 14, 2014 (February 10, 2014)
Date of Report (Date of earliest event reported)

Caesars Acquisition Company
(Exact name of registrant as specified in its charter)

Delaware	001-36207	46-2672999
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors Compensation

On February 10, 2014, the Board of Directors (the “Board”) of Caesars Acquisition Company (the “Company”) approved the annual base compensation for directors Marc Beilinson, Dhiren Fonseca, Philip Erlanger, and Don Kornstein, of $75,000 per year each, effective as of the day each was appointed to the Board.

Management Salary

On February 10, 2014, the Human Resources Committee (the “Committee”) of the Board of the Company, approved the annual base salary for the following executives: Mitch Garber $125,000 per year and Craig Abrahams $125,000 per year effective February 10, 2014.

Caesars Interactive Entertainment, Inc. (“CIE”)Bonus Payments

On February 10, 2014, the Committee approved the following bonus amounts in their roles as executives of CIE for 2013 for the following executive officers: Mitch Garber $550,000 and Craig Abrahams $350,000 under the CIE Bonus Plan (the ”Plan”).

The Plan is based on performance against EBITDA. Individual performance is also taken into account when awarding bonuses.

Caesars Interactive Entertainment, Inc. Liquidity Plan

The Committee approved the Caesars Interactive Entertainment, Inc. Liquidity Plan, effective as of February 10, 2014 (the “Liquidity Plan”), to provide liquidity to eligible holders of CIE shares, options and warrants.  For purposes of the Liquidity Plan, an eligible individual is any employee, consultant or service provider of CIE or its affiliates.  The Liquidity Plan will be administered by the Committee.  The Liquidity Plan can be amended or terminated by the Committee at any time.
Under the Liquidity Plan, CIE has the discretion, but not the obligation, to offer to purchase, at fair market value at the time of purchase (less any applicable exercise price) as determined as set forth below, some or all of the outstanding shares of CIE common stock and/or options or warrants held by eligible individuals from time to time during the term of the Liquidity Plan.  Purchases may occur twice during each year during the term of the Liquidity Plan, with the first purchase occurring between January 1 and March 1, and the second purchase occurring between July 1 and September 1.  For purposes of  purchases under the Liquidity Plan, the fair market value per share of CIE common stock will be determined by a third party valuation as of the June 30 or December 31 preceding the applicable purchase date.  An eligible individual must remain an employee of or consultant or service provider to CIE on the date the purchase price is paid to such eligible employee.  No right or interest under the Liquidity Plan may be sold, pledged, assigned or transferred in any manner.
For each purchase date, the administrator of the Liquidity Plan will establish a purchase pool based on CIE’s adjusted EBITDA (as defined in the Liquidity Plan).  The pool will generally be equal to 15% of CIE’s adjusted EBITDA for the preceding six month period, subject to certain adjustments as set forth in the Liquidity Plan.    The pool will then be allocated proportionately among the eligible individuals based on the eligible securities held by them as of each purchase date.
Our named executive officers are eligible to participate in the Liquidity Plan.  As of the effective date of the Liquidity Plan, Mitch Garber, CAC’s President and Chief Executive Officer, and Craig Abrahams, CAC’s Chief Financial Officer and Secretary, held the following CIE shares and/or options that may be eligible for purchase by CIE from time to time under the Liquidity Plan:  Mr. Garber, 1,269.19 shares of CIE common stock, and options to purchase 3,062.5 shares of CIE common stock (because Mr. Garber is a resident of Canada, however, the options owned by him are not eligible to be purchased by CIE under the Liquidity Plan due to local tax law restrictions; however, in the event he exercises those options, the underlying shares of CIE common stock would be eligible for purchase under the Liquidity Plan); and Mr. Abrahams, 149.88 shares of CIE common stock and options to purchase 730 shares of CIE common stock.
The foregoing description of the Liquidity Plan is qualified in its entirety by reference to the full text of the Liquidity Plan, which is being filed as Exhibit10.1 to this Current Report on Form 8-K.
Additionally, the Committee approved the purchase of shares under the Liquidity Plan and approved the following share purchases for the following executive officers. The Committee also approved a purchase price of $8,000 per share of CIE under the Plan. While under the Plan there is no requirement that the party accept the offer to purchase the shares underlying the options noted below, each of Messrs. Garber and Abrahams accepted CIE’s offer to purchase the shares underlying the options noted below.

Name	Number of Shares Underlying Options to Purchase	Payment Amount
Mitch Garber	738.3229	$4,735,233.79
Craig Abrahams	145.7297	$934,637.34

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are being filed herewith:

10.1    Caesars Interactive Entertainment, Inc. Liquidity Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2014	CAESARS ACQUISITION COMPANY

By: /s/ Craig J. Abrahams
Craig J. Abrahams
Chief Financial Officer and Secretary